Exhibit 99.2
CORPORATE PARTICIPANTS
Pablo Paez
Geo Group Inc — VP of Corporate Relations
George Zoley
Geo Group Inc — Chairman, CEO
Brian Evans
Geo Group Inc — SVP, CFO
John Hurley
Geo Group Inc — SVP North American Operations
Jorge Dominicis
Geo Group Inc — President of GEO Care
CONFERENCE CALL PARTICIPANTS
Kevin Campbell
Avondale Partners — Analyst
Jamie Sullivan
RBC Capital Markets — Analyst
Todd Van Fleet
First Analysis Securities — Analyst
Unidentified Participant
SunTrust Robinson Humphrey — Analyst
Clinton Fendley
Davenport & Company — Analyst
Chuck Ruff
Insight Investments — Analyst
Greg Weis
Unknown Company — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen. Welcome to the second quarter 2011 GEO Group Inc earnings conference call. My name is Erika and I will be your Coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question and answer session toward the end of this conference. (Operator Instructions)
I would know like to turn the presentation over to your host for today’s call, Mr. Pablo Paez, Vice President Corporate Relations. Please proceed.
Pablo Paez — Geo Group Inc — VP of Corporate Relations
Thank you, Operator. Good afternoon, everyone, and thank you for joining us for today’s discussion of the GEO Group’s second quarter 2011 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; John Hurley, President of GEO Detention and Corrections; and Jorge Dominicis, President of GEO Care. This afternoon we will discuss our second-quarter performance and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com.

Today we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our securities and exchange commission filings, including the Forms 10-K, 10-Q, and 8 K reports.
With that, please allow me to turn this call over to our Chairman and CEO, George Zoley.
George Zoley — Geo Group Inc — Chairman, CEO
Thanks Pablo, and good afternoon to everyone. Thank you for joining us as we review our second-quarter results and provide an update of our business development efforts. We reported strong second-quarter results driven by the continued solid performance of our core operations in our 3 business units of US detentions and corrections, GEO Care, and international services. We have also updated our outlook and guidance for 2011 and provided our guidance for the third and fourth quarters.
Our updated outlook reflects additional business development and professional fees in the second half of the year in preparation for state of Florida’s procurement for more than 16,000 beds, which it was issued last week and is expected to be awarded in the fourth quarter. This is the largest single contract procurement in the history of our industry, and we’ve taken what we believe are important steps to put our Company in a competitive position to pursue this unprecedented opportunity. Following my initial remarks, Brian will address our financial results and guidance in more detail.
During the quarter, we announced the signing of a 1300 bed contract for the housing of federal immigration detainees at are at Adelanto ICE Processing Center in California, which will be activated in two phases; 650 beds by September of this year, and another 650 beds in August of 2012. Additionally, we continue to work towards the activation of two new projects in the United Kingdom. Our wholly owned subsidiary GEO UK was awarded a contract by the border agency for the management of the Dungavel Immigration Center in Scotland, and our newly formed joint venture, GEO Amey PECS, was awarded contracts by the Ministry of Justice for the provision of prisoner escort and custody services in England and Wales.
These important contracts mark a significant milestone for GEO as we expand our presence in the US Federal market as well as the UK market where we have now been appointed a crown representative further enhancing our ability to market our services in the UK. Now I would like to turn the call over to Brian for our financial review. Thank you.
Brian Evans — Geo Group Inc — SVP, CFO
Thank you, George. Good afternoon, everyone. As George stated, we reported strong quarterly pro forma EPS at $0.40, ahead of the $0.37 per share we reported in the second quarter a year ago. Our second-quarter pro forma EPS excludes $0.06 per share in after-tax startup and transition expenses and international bid and proposal cost, and $0.01 per share in M&A related expenses. Our second-quarter G&A expense reflects corporate expenses related to the transition and activation or new prisoner escort contracts in the UK during August of this year. Our total revenues for the quarter increased to $408 million from $280 million a year ago.
Breaking down each of our reporting segments, our US detention and corrections second order revenues increased to $242 million from $192 million one year ago. In comparison to second-quarter 2010, our second-quarter 2011 revenues do not include the managed only contracts for the Grace Fillmore Haven facilities in Florida, and the Bridgeport North Texas and South Texas intermediate sanction facilities in Texas, which were discontinued in the third quarter 2010. These facility discontinuations were offset by the activation of our new contract with the Bureau of Prisons at our D. Ray James facility in Georgia and the activation of the managed only Blackwater River facility in Florida, both of which began in the fourth quarter of 2010.
GEO Care second-quarter revenues increased to $111 million from $37 million for last year’s second quarter. Our GEO Care’s 2011 second-quarter revenues reflect the activation of the new 100 bed Montgomery, Texas facility in March of this year. Our international services revenues for the quarter increased at $55 million from $45 million one year ago. This revenue increase was primarily driven by the expansions of the Harmondsworth facility in the UK in July of 2010 as well as favorable foreign exchange rates.

Finally, we did not have any construction revenues during the quarter. Company-wide, our adjusted EBITDA for the first quarter grew to approximately $82 million from $47 million last year. Additionally, we reported adjusted funds from operations of approximately $48 million compared to approximately $18 million for the same period last year.
Moving to our financial guidance for 2011. As disclosed in our press release, we have updated our guidance for 2011 to tighten our previously issued ranges and have provided our guidance for the third and fourth quarters. We have revised our 2011 pro forma earnings to a range of $1.54 to $1.58 per share excluding startup and transition expenses, international bid and proposal costs, and transaction expenses for the BI and Cornell acquisitions. Our revenues for 2011 are now expected to be in the range of $1.62 billion to $1.63 billion.
We have updated our 2011 adjusted EBITDA guidance to a range of $320 million to $325 million, and our 2011 adjusted funds from operations guidance to a range of $175 million to $180 million, or $2.70 to $2.77 per share. As George mentioned, our revised guidance assumes additional business development and professional fees in the second half of this year in preparation for the state of Florida’s procurement for more than 16,000 beds which was issued last week and is expected to be awarded in the fourth quarter. This is an unprecedented opportunity in our industry, and we now expect to incur between $1 million and $1.5 million per quarter in the second half of this year for additional business development and professional fees.
Additionally, we have assumed that our contract with the California Department of Corrections and Rehabilitation at our North Lake Michigan facility continues to operate in the delayed start up mode with its current population of 270 inmates based on the funding provided in the recently approved budget for CDCR. These two assumptions, along with additional startup expenses for our Adelanto, California ICE Processing Center and our new 1500 bed River Bend Correctional Facility in Georgia, both of which are not expected to be activated in September and December 2011 respectively, are the primary drivers for our updated financial guidance.
We have also issued our guidance for the third and fourth quarters. We expect pro forma earnings for the third quarter to be in a range of $0.39 to $0.41 per share excluding $0.06 to $0.07 in your startup and transition expenses and international bid costs. Our total revenues for the third quarter are expected to be a range of $407 million to $412 million. We expect pro forma earnings for the fourth quarter to be in the range of $0.40 to $0.42 per share, excluding $0.06 to $0.07 in startup and transition expenses in international bid costs. Our total revenues for the fourth quarter are expected to be in a range of $413 million to $418 million. As I previously stated, our third and fourth quarter guidance reflects between $1 million and $1.5 million per quarter in additional business development and professional fees related to the new opportunity in Florida.
Turning to our capital availability, Capital Expenditures, and our recently announced stock buyback program. We currently have approximately $210 million in outstanding borrowings, plus approximately $70 million set aside for letters of credit under our $500 million revolver, leaving approximately $220 million in available capacity. With our available capacity, our $57 million in cash on hand, and strong free cash flows, we believe we are well positioned to continue to pursue future growth opportunities. We expect to have liquidity of more than $500 million over a 2-year period.
With regards to our current capital projects, we presently have 4 projects under development totaling more than 3900 beds that will require approximately $155 million in capital expenditures between the third quarter 2011 and early 2012 to be completed. While we continue to believe that the best use of our company capital remains in new organic growth opportunities, we also recognize that we may be able to enhance our shareholder’s value with the repurchase of our common shares, at times when we believe our stock is undervalued in the market and the expected returns of the stock buyback program meet or exceed our targeted returns on invested capital. To that end, our Board has authorized a stock buyback program of up to $100 million effective through the end of 2012. We expect to implement this program with an opportunistic strategy that maximizes the expected returns for our shareholders and does not impede our Company’s continued growth prospects.
With that, I will turn the call to John Hurley for an update on GEO Detention and Corrections. John?
John Hurley — Geo Group Inc — SVP North American Operations
Thank you, Brian, and good afternoon, everyone. I’d like to address or business developed efforts for the GEO Detention and Correction’s. I will start with the federal market segment and the three federal government agencies that we serve, the Federal Bureau of Prisons, the United States Marshal Service, and Immigration Customs Enforcement, or ICE.
The continued growth in the criminal alien population as well as the consolidation of existing detaining populations from small facilities that often fail to meet agency standards, and to the larger compliant facilities will continue to drive the need for federal beds based across the country. With regards to our current projects under development at the federal level, we are undertaking the construction of a new 600 bed civil detention center in Karnes County, Texas, procured under an intergovernmental agreement between Karnes County and ICE. This $32 million Company owned facility is expected to be completed during the first quarter of 2012 and is expected to generate approximately $15 million in annualized revenues for GEO.
As George mentioned, in California, we were recently awarded a 1300 bed contract for the housing of immigration detainees at our Adelanto ICE processing center. We have completed a $22 million renovation at our 650 bed Adelanto Processing Center East which we had acquired from the city of Adelanto in 2010 or approximately $28 million. We are also investing approximately $70 million to develop a 650 bed expansion to be located on land immediately adjacent to the existing center, bringing the total capacity of the center to 1300 beds. The initial intake at the existing center is expected to begin by September 1, 2011, and the new 650 bed expansion is expected to be completed by August of 2012. At the full occupancy level of 1300 beds, the center is expected to generate approximately $42 million in annualized revenues.
With regard to existing federal contract rebids, ICE has issued a rebid notice for our Company owned 1904 beds South Texas Detention Complex in Pearsall, Texas. The solicitation calls for an existing facility with a minimum capacity to house 1800 detainees and which has to be located within 30 miles of interstate 35 between San Antonio and Laredo. We expect an award decision later this year. ICE has also issued a solicitation for the rebid of our Aurora, Colorado facility increasing the capacity to 525 beds from 432, and this would be under a new ten-year contract inclusive of all renewal option periods. We expect an award to be announced in the second half of this year.
As we have previously noted, our federal contracts have increasingly longer terms of 5, 10, and even 20 years when accounting for all renewal option periods. As a result of this trend, most of our major owned or leased facilities housing federal populations, will not be up for rebid for several years, which limit our exposure to contract rebids in any given year.
Turning to other federal procurement, the Bureau of Prisons has requested proposals under its CAR-12 procurement for 1750 beds, which is a rebid of an existing private facility. Under this procurement, facilities can be located anywhere in the United States with an award expected in the third quarter of this year.
Now I would like to turn to the state market segment. While states continue to face budgetary constraints we believe that state opportunities outweigh any potential near-term challenges. Many of our 12 state clients require additional beds as inmate populations continue to increase, and aging inefficient prisons need to be replaced with new more cost effect — efficient facilities. As states across the country face budgetary pressures, their ability to achieve cost savings becomes an even more important priority, which leads to increased interest in prison privatization projects.
With regard to our current projects under development at the state level, we are currently constructing a 512 bed expansion at the New Castle Correctional Facility under an agreement with the Indiana Department of Corrections. We are funding this $21 million expansion, which is expected to open the second quarter of 2012. This expansion is expected to achieve an additional $8 million in operating revenues with profit margins consistent with other GEO owned facilities.
In Georgia, we are currently developing the new 1500 bed River Bend Correctional Facility under a contract with the Georgia Department of Corrections. Under the terms of our contract with the Georgia DOC, GEO will finance, build, and operate the new $80 million prison on a state owned site under a 40-year ground lease. We expect the 1500 bed facility to generate approximately $28 million in annualized operating revenues once it is completed in December of this year.
Before I discuss our new business development opportunities at the state level, I’d like to address a recent announcements are guarding the state of California. As we announced in early July, the state of California has decided to implement its criminal justice realignment plan, which is expected to delegate tens of thousands of low-level state offenders to local county jurisdictions in California effective October 1, 2011. The state has therefore decided to discontinue contracts with community correctional facilities which currently house low-level state offenders. Per our previous announcement, CDCR will discontinue three GEO facilities. The Company leased 305 bed Leo Chesney Community Correctional Facility by September 30, 2011. And the Company owned 643 bed Desert View Modified Community Correctional Facility and 625 beds Central Valley Modified Correctional Community Facility by November 30, 2011.
As we have previously disclosed, we are in the process of actively marketing these facilities to local county agencies in California. Given that most local county jurisdictions in California are presently operating at or above their correctional capacity, we are hopeful that we will be able to market these facilities through local county agencies for the housing of low-level offenders who will not be their responsibility. Additionally, as Brian discussed, at the present time we expect our contract at the North Lake Michigan Facility to continue to operate in a delayed startup mode with its current population of 270 inmates, based on the funding provided in the recently approved a budget for CDCR.

Turning now to new state solicitations, we are very excited about the new growth opportunities we are currently pursuing. States of Arizona, Ohio, and Florida have pending procurements which total approximately 28,000 beds. These procurements are unprecedented in our industry and will be decided between late August and mid November of this year. The state of Arizona has a pending RFP for 5000 in-state beds. Our proposal, involving 2 state owned sites, has been short-listed in the state has scheduled our two public hearings for August 10, 2011 and August 16, 2011 with contract award expected by the end of the third quarter.
In Ohio, the Department of administrative services has issued an RFP for the purchase and operation of 5 facilities totaling approximately 6500 bed. The RFP has been structured in three packages which group facilities by geographical location. Bidders could submit proposals for one, two, or all three of the packages. Proposals under this procurement were submitted in late June, and we expect upwards to be announced in late August 2011.
As George and Brian mentioned, the state of Florida issued an RFP last week for the management and operation of all correctional facilities in a broad geographic region known as region 4, which encompasses 29 facilities totaling more than 16,000 beds. This significant project is indicative of Florida’s desire to bundle services for better value and improve the quality of services across the entire corrections spectrum. The procurement will be awarded under a single contract which envisions improved delivery of rehabilitation programs aimed at reducing recidivism with the contract start date of January 1, 2012.
This is truly an unprecedented opportunity in our industry. For the first time, a significant portion of correctional services in a broad geographic region will be privatized through a continuum of care, which is expected to deliver performance-based outcomes while maximizing cost savings for taxpayers. Under the RFP, the successful bidder will be responsible for managing all correctional facilities, reception centers, work camps, and community-based work release centers in South Florida. The contractor’s performance will be in part measured by the successful implementation of inmate rehabilitation and reintegration programs which reduce offender recidivism overtime.
Given our existing diversified platform of correctional, mental health, and treatment services, we believe GEO is uniquely positioned for this Florida initiative. Let me reiterate. This is a very important milestone for our industry, and we are hopeful that additional opportunities such as this will develop at the state level over the coming years as states across the country look for ways to maximize savings and improve offender rehabilitation.
Next, I’d like to update you on our international business development efforts. We are currently in the process of activating our new contracts with the Ministry of Justice in the United Kingdom for the provision of prisoner escort and custody services in all of Wales and England, except London and the East of England, under our new joint venture, GEO Amey PECS. Our new GEO Amey joint venture will employ approximately 3000 professionals responsible for over 460 vehicles and more than 2600 daily offender movements. These contracts are expected to have an annual revenue value of approximately $150 million. Additionally, our GEO UK subsidiary is preparing to assume management of the 217 bed Dungavel House Immigration Facility effectively late September of this year. This new contract is expected to have an annual revenue value of approximately $8 million.
As a result of these important contract awards, GEO has been assigned a crown representative from the UK government, marking a significant milestone in our efforts to grow our business presence in the UK market, which we believe will present additional growth opportunities in the near future. Specifically, the Ministry of Justice has announced a new privatization plan in telling 9 existing facilities, which total approximately 6000 beds. We expect an RFP to be issued in the near future with a contract awards sometimes next year.
In South Africa, you may recall, that the Department of Correctional Services, or DCS, is moving forward with this plan to privatize the development and operation of 4 new 3000 bed prisons. We expect a decision in the fourth quarter of this year. In New Zealand, the government has issued a procurement for the design, financing, construction, and management of a new 960 bed prison. We were previously short-listed to proceed to the next round under this procurement and have now submitted our response. We expect the contract award to be announced by mid February next year.
As you can see, we are actively pursuing several meaningful opportunities in each of our core markets, and we remain optimistic about our industry and are enthusiastic about our position within that industry. At this time, I will turn the call over to Jorge Dominicis for a review of GEO Care.

Jorge Dominicis — Geo Group Inc — President of GEO Care
Thanks, John. Good afternoon to everyone. Each of our GEO Care divisions is pursuing several new growth opportunities, As you may remember, our Residential Treatment Services Division achieved a significant milestone with the activation of the 100 bed Montgomery county [mental] treatment facility in Texas, which is expected to generate approximately $12.5 million in annualized revenues. The opening of this facility marks our entry into the mental health market in Texas, which we believe may provide additional growth opportunities. In fact, the recently approved budget directs the state to privatize another Texas state hospital, which could represent between 200 beds and 300 beds.
In addition to Texas, several states, including Georgia, Louisiana, South Carolina, North Carolina, Pennsylvania, Virginia, and others have indicated the desire to privatize one or more of their state psychiatric hospitals. In North Carolina, the state has issued an RFP for a 90 bed forensic hospital, which is expected to be awarded in the fourth quarter. In Virginia, we recently submitted an unsolicited proposal for the management of the state’s Sexually Violent Predator Facility, involving around 250 beds. We expect the state to make a final decision on this proposal later in the year. As you can see, we have a number of new opportunities in the residential treatment services market.
Our community-based services division is also pursuing a number of new business development opportunities. Federal Bureau of Prisons is expected to issue several formal solicitations for community-based reentry centers across the country. Additionally, we are working with our existing local and state correctional clients to leverage new opportunities in the provision of community-based reentry services in both residential facilities as well as nonresidential Day Reporting Center’s.
Our Youth Services division continues to work toward maximizing the utilization of our existing asset base. We have a number of initiatives underway to increase the utilization of some of our largest youth service facilities working with our clients in states like Pennsylvania, Ohio, Illinois, Texas, and Colorado. We are very optimistic that these efforts will maximize the utilization of our Youth Service facilities, thus, improving our overall financial performance.
Finally, our BI subsidiary continues to successfully market its supervision and electronic monitoring services to local state and federal correctional agencies nationwide. BI is the world’s largest electronic monitoring service provider with approximately 60,000 individuals under supervision. We expect a number of correctional agencies across the US to increase the use of electronic monitoring technologies to supervise offenders who have been placed under community supervision.
Before I turn the call back to George, let me briefly reiterate that we are very excited about the RFP that was recently issued by Florida. This opportunity represents a groundbreaking approach, which will bring together under one contract the provision of all correctional services including adult and juvenile correctional management as well as community-based facilities and reentry services.
At this time I’d like to turn the call back to George for closing remarks. George?
George Zoley — Geo Group Inc — Chairman, CEO
Thanks, Jorge. We are very pleased with our strong second-quarter results as well as our continued efforts to grow our Company in each of our business segments. Because of our recent acquisitions of Cornell and BI, we are currently pursuing opportunities in all 50 states in the US and internationally, which represent approximately 50,000 new correctional beds as well as other growth opportunities in community-based reentry and supervision services. This is the most active business development market we’ve ever seen.
As you’ve heard today, the GEO group continues to execute on multiple growth initiatives which we believe will increase shareholder value from the continued aggressive pursuit of these organic growth opportunities to strategic diversification efforts as well as the implementation of a $100 million stock buyback program which will, we believe, enhance shareholder value. As I’ve expressed to you in the past, we view all of these initiatives as complementary and none pursuant to the detriment of the other.
And as we’ve discussed today, we are currently developing close to 4000 new beds for activation in 2012, which we believe represents more beds under development than any other correctional operator, public or private. All of these new beds are being built for known customers under signed management agreements that will bring our total on beds to approximately 40,000 with an asset book value of approximately $1.7 billion.
I’m also pleased to see that we are increasingly pursuing larger opportunities from the $150 million prisoner escort and custody services contract in the UK, to the privatization of all correctional services in a broad geographic region in Florida, totaling more than 16,000 beds. Florida’s privatization effort represents a ground breaking approach which combines not only the traditional correctional management services, but for the first time, performance-based benchmarks that will be achieved through a continuum of correctional care. We believe that our diversified growth and investment strategy has positioned GEO as a leading provider of corrections, detentions, and treatment services through a continuum of care that can deliver performance-based outcomes at significant cost savings for our clients worldwide.
As we discussed today, we’ve taken additional steps to invest in business development and professional service capabilities. While these investments will result in near-term expense in the next two quarters, we believe they will better position GEO to compete for opportunities such as the procurement of Florida. We are hopeful that additional large opportunities involving the provision of all correctional services and broad geographic regions will develop in additional states and countries over the coming years. These opportunities will likely entail assuming the management of existing public facilities with revenues and earnings being generated from day one and without the development of significant levels of invested capital.
This concludes our presentation, and we would now like to open a call to your questions.
QUESTION AND ANSWER
Operator
(Operator Instructions) Our first question comes from the line of Kevin Campbell with Avondale partners. Please proceed.
Kevin Campbell — Avondale Partners — Analyst
Good afternoon. Thanks for taking my question. I just wanted to start with these business development expenses, and maybe you could comment about, you know, what would happen if Florida were awarded to a competitor, what would happen with those expenses? Do you — would you anticipate to continue those infrastructure expenses because they would help you with future bids? Or would you expect them to go away if you’re not successful in Florida?
George Zoley — Geo Group Inc — Chairman, CEO
Well, I think some portion, maybe half the portion, are one-time expenses, the other portion are our expenses in development of infrastructure that we believe would be applicable to other procurements. Very possibly existing services with existing clients.
Kevin Campbell — Avondale Partners — Analyst
Okay, great. And as we think about — sorry, I’m going to jump around a little bit. The community correctional facilities in California, can you give us a sense of the conversations you are having with the counties at this point? Are they expressing an interest? Are they going to wait and see how realignment plays out and see if there is actually this influx of inmates? Can you give some color around that at this point?
George Zoley — Geo Group Inc — Chairman, CEO
Yes. We’ve begun our marketing to not only local counties but also to federal agencies. It is still in the early stages. We only received a notice very recently in the past couple of weeks, so we had to take a practical decision on how to model the financial performance in the third and fourth quarters, the earnings guidance, and we took the conservative position and assume that the closure of those facilities. You know, in a two-week period, it’s not really been possible to, you know, sign up replacement clients, but there is definitely an interest by both the federal agencies and neighboring communities where our facilities are located in the state of California. You know, it is a state that — in which the state of California needs tens of thousands of beds, and it’s also a state where the federal agencies have needed beds as well. So we think we are well-positioned by virtue of location, location, location that eventually these facilities will be contract with successor clients, but we can’t say as we sit here today two weeks after the termination as to who those clients are going to be.

Kevin Campbell — Avondale Partners — Analyst
Sure. Okay. That’s helpful. Maybe, Jorge, could talk about the pipeline for GEO Care. You might have mentioned this, but I, and maybe I just missed it but I didn’t hear you talk about South Carolina or Pennsylvania. Are those still opportunities?
Jorge Dominicis — Geo Group Inc — President of GEO Care
Just, they are, as a matter of fact. In South Carolina, there was an RFP that was issued and it was canceled. We expect that it will be reissued in some form. And in Pennsylvania the governor’s budget actually contained language to privatize both of their forensic facilities. That did not happen during this session, but I understand that there is a commission that’s going to be established to study globally privatization, and this is going to be one of the items that that commission is going to review. And I think that there is a general consensus that started to form that this is one of those areas that definitely the private sector should partner with the government in delivering that service.
Kevin Campbell — Avondale Partners — Analyst
Okay. And in your prepared remarks, I heard Texas, North Carolina, Virginia. Was that right?
Jorge Dominicis — Geo Group Inc — President of GEO Care
Yes.
Kevin Campbell — Avondale Partners — Analyst
Okay. Great. A couple of quick modeling question. Start up expenses as we look into next year, are any of the Georgia expenses going to bleed into the first quarter? Or is it really just going to be sot of Adelanto and Karnes and New Castle for next year?
Brian Evans — Geo Group Inc — SVP, CFO
For the most part, it would be the three that you mention. There might be a tiny bit of bleeding into the first quarter, but we think most of those will be incurred in the fourth quarter. The staff would be brought on and the facility will open up in December. There will be a little bit of ramp up time, but I think most of it will be in the fourth quarter this year.
Jamie Sullivan — RBC Capital Markets — Analyst
Okay. And then the capitalized interest in the quarter?
Brian Evans — Geo Group Inc — SVP, CFO
Was about $600,000. In Q2.
Kevin Campbell — Avondale Partners — Analyst
Okay. And then last question and I will jump off. The equity and earnings of affiliate, $1.4 million, I think in the quarter. Is that sort of the run rate we should use? It was up from the first quarter, but I know it’s been at that level before in the past. So I’m just trying to get a handle on maybe what that number should be and especially in light of the GEO Amey contract starting to ramp. Should that grow? Or should it be flat this year because you have start up expenses, et cetera?

Brian Evans — Geo Group Inc — SVP, CFO
I think it will be flat this year. There will probably be some reduction in the third quarter as we start up the joint venture operation, and then going into fourth quarter it should stabilize out some. So it’s really going to be moving around a little bit, I think, during this year. But the South Africa contribution to it should be like $1.25 million to $1.5 million per quarter. $1.25 million to $1.5 million per quarter.
Kevin Campbell — Avondale Partners — Analyst
Okay, great. Thank you very much.
Operator
Your next question comes from the line of Todd Van Fleet the First Analysis. Please proceed.
Todd Van Fleet — First Analysis Securities — Analyst
Good afternoon. I just was hoping maybe somebody could remind me what the different moving pieces are that are impacting the September quarter in terms of contracts starting and stopping, that sort of thing?
Brian Evans — Geo Group Inc — SVP, CFO
Well, the two main contracts that are starting in the September quarter are the PECS contract in the UK and the Karnes — no, Adelanto facility in California. Those are the two start ups. And then the facility — there are no facility terminations in the third quarter, although the Leo Chesney facility in California, that contract expires at the end of the third quarter, so it will be a fourth-quarter impact primarily.
Todd Van Fleet — First Analysis Securities — Analyst
Right. So the — what was the revenue attached to both the UK and the Adelanto initially, Brian?
Brian Evans — Geo Group Inc — SVP, CFO
The revenue associated with the project in the UK, remember, will go through the equity earnings line. It won’t be any revenue. We’ll just report that our 50% share, the net earnings, but the revenue associated with that project is about $150 million US. And then the Adelanto facility, I believe, is around $20 million to $22 million.
Todd Van Fleet — First Analysis Securities — Analyst
Right. Right. Okay. So I guess that’s, so you’re looking at $408 million in the June quarter, and then really the one moving piece which is Adelanto, revenue wise in the September quarter. I guess I’m just wondering why the revenue performance isn’t stronger in —?
Brian Evans — Geo Group Inc — SVP, CFO
No, I mean, when you look at the fourth quarter, there’s a number of factors affecting revenue in fourth quarter. There’s the full quarterly impact of the Leo Chesney facility being canceled.
Todd Van Fleet — First Analysis Securities — Analyst
Right. Right. I guess I’m thinking more to Q3.

Brian Evans — Geo Group Inc — SVP, CFO
Okay.
Todd Van Fleet — First Analysis Securities — Analyst
So if it is $408 million in the June quarter, you’ve got revenue coming on in September. I believe the guidance is, what, $405 million to $410 million in Q3 for revenue?
George Zoley — Geo Group Inc — Chairman, CEO
The revenue — I think that’s a 90 day startup.
John Hurley — Geo Group Inc — SVP North American Operations
90 day starter.
George Zoley — Geo Group Inc — Chairman, CEO
Yes.
Todd Van Fleet — First Analysis Securities — Analyst
I had like two months, two months or three months included in the model. But I guess regardless is there — I guess I’m just trying to understand what would cause the revenue to decline sequentially, or at least stay relatively flat if Adelanto is call it even $2 million or $3 million.
Brian Evans — Geo Group Inc — SVP, CFO
Todd, the other piece is as we look at California contracts, we expect that those facilities, which were nearly fully utilized, that the customer will move them more to the minimum guarantee level so there is a reflection of that in the third quarter. That process has already started, and then the Adelanto facility, as George mentioned, is only going to be open for one month in the third quarter, and it’s ramping up during that month. So I think the two net out.
And in the Baldwin, Michigan facility, also, we expected to ramp up during the quarter. And that staying flat at 270 beds. So when you net the moving pieces related to the changes in the California contracts, plus adding in Adelanto, that’s, those are the primary drivers during the quarter on the revenue.
Todd Van Fleet — First Analysis Securities — Analyst
Yes, okay. All right. Maybe I will follow-up with you off-line, Brian. The, on the, what is it, the equity income line in the UK contract, you said we could see a step down in that related to the start up of that deal? Right, because that project starts up during third quarter. Right, right. Okay. Let me ask you just about the general cost pressures you might be seeing operationally; wages and so forth. It’s — I’m just wondering how do you feel about the balance between pricing increases that you are getting at state and federal levels on a blended basis versus the cost pressures that you might be seeing overall across the system for the various issues that would impact the cost; utilities, healthcare, you know, wages, and so fort?
Brian Evans — Geo Group Inc — SVP, CFO
I don’t think that’s been a material issue this year in our financial performance.

Todd Van Fleet — First Analysis Securities — Analyst
It’s not something you are expecting to have a bit of, a bit more difficulty with moving forward, or —?
Brian Evans — Geo Group Inc — SVP, CFO
No, the primary impact in past years has been turnover, because of a very strong previous economy which we are no longer in. You know, we keep looking at our turnover numbers going down considerably, and — which saves on training costs. And those are big numbers, which we don’t really talk about very often, but they are numbers that impact overtime, and training costs, and recruitment costs. You know, that has been a very substantially reduced because of the depressed economy.
Todd Van Fleet — First Analysis Securities — Analyst
And on the health care front, though, if healthcare is — maybe you can share what percentage of the talk of operating base is healthcare. But are you seeing the high single-digit increases they are?
Jorge Dominicis — Geo Group Inc — President of GEO Care
No. Health care isn’t experiencing those kind of increases, and I think, you know, all companies are becoming more adept at dealing with those issues. We have I think better systems today than we have ever had to manage the care that we deliver in our facilities.
Brian Evans — Geo Group Inc — SVP, CFO
Yes, I think on the employee healthcare side as well, our average cost per employee for healthcare and the average total cost is well below the national average. We have a younger, typically younger workforce, and we’ve been able to implement a number of different programs that have helped to keep the rate of increase, or rate of growth, very modest for our Company.
Todd Van Fleet — First Analysis Securities — Analyst
Okay. Very good. Thank you.
Operator
Your next question comes from the line of Tobey Sommer with SunTrust. Please proceed.
Frank Atkins — SunTrust Robinson Humphrey — Analyst
Hi, this is Frank in for Tobey. I wanted to ask you a little bit about pricing, just going a little deeper in terms. Anything changing on the federal level? We’ve heard from peers that there are some changes there, and then I guess you’ve touched a little bit about the state level, but any other color would be great.
Brian Evans — Geo Group Inc — SVP, CFO
I guess our federal clients are a bit different. I don’t think there’s been any changes amongst the Marshal services. The services that we are asked to provide have remain essentially the same, and our praise consistent, as in prior years. I think the same goes for the BOP.
ICE is probably the most different in the sense that in some locations they are asking for an upgrade to the most recent design in operating standards which requires more space in physical plant, more staffing, and to provide those services that they want. So I would say in general the pricing for ICE projects in certain locations has gone up because of the desire to upgrade to the new national standards.

Frank Atkins — SunTrust Robinson Humphrey — Analyst
Okay, great. And then construction revenue for the back half of the year. Forecast there?
Brian Evans — Geo Group Inc — SVP, CFO
None.
Frank Atkins — SunTrust Robinson Humphrey — Analyst
All right, great. Thank you very much.
Operator
(Operator Instructions) Our next question comes from the line of Clint Fendley with Davenport. Please proceed.
Clinton Fendley — Davenport & Company — Analyst
Thank you. Good afternoon, gentlemen. I wondered how we should think about the ramp up of the North Lake Facility in 2012. I believe the expectation was that we would have about 1000 inmates by the middle of next year. Should we still plan on that currently?
George Zoley — Geo Group Inc — Chairman, CEO
Well, I don’t think they’ve given such a forecast for 2012. You know, we are looking at the current situation. We are exploring all options. You know, are we comfortable staying at 270? No. And we are looking at different options to get us beyond that.
Clinton Fendley — Davenport & Company — Analyst
Okay. Thank you. And I guess on the Florida, obviously, this is a very big move by the state here aimed at reducing the recidivism. I’m just wondering, assuming that the private sector is successful with the state, what is the prospect here that other regions could be privatized next year as well?
George Zoley — Geo Group Inc — Chairman, CEO
I think that’s a very likely prospect in other states around the country as well as other countries, like the UK, Australia, who have an interest not only in reducing costs but also in proving the effectiveness of rehabilitation toward reducing recidivism.
Clinton Fendley — Davenport & Company — Analyst
Do you think it’s possible for further privatization even within Florida as well?
George Zoley — Geo Group Inc — Chairman, CEO
Yes. I think maybe it will take another year before this legislature feels adequately comfortable in that the current privatization is working properly, effectively, but I think there is still interest in Florida for increased privatization if this one region is effectively demonstrated. You know, the next opportunities for other states will be in the next legislative cycle which may not be until the beginning of next year.

Clinton Fendley — Davenport & Company — Analyst
Right. Absolutely. Thank you.
Operator
Our next question comes from the line of Chuck Ruff with Insight Investments. Please proceed.
Chuck Ruff — Insight Investments — Analyst
Can you talk a little bit about the preparational of challenge of a contract like the Florida procurement? It would seem to be a very difficult thing to ramp up to handle 29 facilities that quickly.
George Zoley — Geo Group Inc — Chairman, CEO
Actually, we had very close prior experience to that when we took over the Cornell companies. So maybe we are in a unique position in that respect, but we took over, I think approximately 60 facilities in total on the same day, and we had a very extensive recruitment effort to meet with the staff, understand the operations, the physical plant issues, the client contracts, client relationships. We did it very successfully.
Chuck Ruff — Insight Investments — Analyst
Okay. I would think this would be quite a bit different in that Cornell was already a for-profit corporation where coming in to do this with Florida is clearly not a for-profit operation. Is it that much different, or not?
George Zoley — Geo Group Inc — Chairman, CEO
I don’t think that really has much of a bearing on it all. You know, one favorable attribute is the location of facilities. They are all in our home state versus spread around the country as Cornell was. And it’s really a matter of understanding the physical plant, the operating structure, the offender profile, and the number of staff, and the responsibilities in mission of that particular facility.
Chuck Ruff — Insight Investments — Analyst
Okay. Interesting. And a different subject, can you give us a feel for how much CapEx you expect to fall into 2011 and how much will fall into 2012?
Brian Evans — Geo Group Inc — SVP, CFO
Right now, I think there’s about $150 million or so left. The bulk of it will happen in 2011 and maybe another $20 million to $30 million in 2012.
Chuck Ruff — Insight Investments — Analyst
And that’s just growth CapEx, not maintenance — maintenance CapEx is on top of that?
Brian Evans — Geo Group Inc — SVP, CFO
Maintenance CapEx is on top of that. That’s right.

Chuck Ruff — Insight Investments — Analyst
Okay. So the $150 million left, you are saying $120 million to $130 million of that is in the second half for growth CapEx?
Brian Evans — Geo Group Inc — SVP, CFO
That’s correct.
Chuck Ruff — Insight Investments — Analyst
Okay. I got it. Thank you.
Operator
Our next question comes from the line of Greg Weis with (inaudible). Please proceed.
Greg Weis — Unknown Company — Analyst
Hi, guys. You guys recently announced, as you mentioned, the buyback. I’m just wondering, you know the stock having sold off so much, and you highlighted, you know, the bus pipeline of RFPs, et cetera. Can you, have you, I mean, a little more color of how you expect to act with the buyback here? Or have you start buying back stock?
Brian Evans — Geo Group Inc — SVP, CFO
Well, we are in a blackout right now, so we announced the program during a blackout, so we can’t implement the program. I think what we have said is we are going to look at it until —.
George Zoley — Geo Group Inc — Chairman, CEO
Two days after our earnings.
Brian Evans — Geo Group Inc — SVP, CFO
Right, before we can implement it and start. And we are going to look at it opportunistically as I indicated based on the stock price and our capital need. But, given our current capital requirements and stuff, we feel that the amount of the buy back that we announced over through the period of 2012 is a prudent and executable amount.
Greg Weis — Unknown Company — Analyst
Got it. And give us — you obviously have the California news, which you press released two weeks ago. Is there any other — what other bad stuff can happen in this back half of the year? Or are we mostly through the bad stuff? In terms of, is there any other things like that you’d expect to happen? Or on the radar screen?
Brian Evans — Geo Group Inc — SVP, CFO
Well, you know, the bad stuff is normally an issue of a rebid of contracts. I don’t think we have much exposure in that area.
Greg Weis — Unknown Company — Analyst
Got it. All right. Thank you very much.

Operator
Our next question is a follow-up question from the line of Kevin Campbell with Avondale partners. Please proceed.
Kevin Campbell — Avondale Partners — Analyst
Thanks. Just two more questions. I wanted to ask about the Florida RFP, the requirement that you have I guess a performance bond. What sort of impact will that have on your liquidity? Will that — will you have to issue a line of credit? How exactly does that work? Or a letter of credit for that?
Brian Evans — Geo Group Inc — SVP, CFO
You know, I think there’s a number of different ways that companies can approach that and deliver that service. I’d rather — I think there’s a little bit of a competitive advantage there, and I’d rather not disclose or discuss how we are going to do that. But I don’t think it necessarily affects our liquidity.
Kevin Campbell — Avondale Partners — Analyst
Okay. Lastly, Leo Chesney, I think you said, was that the leased facility? I know one of the TCF was, so what are your plans for the leased facility? Can you put that back to the lessor? Or do you plan on continuing to pay that rent every month? Or what are your thoughts there?
George Zoley — Geo Group Inc — Chairman, CEO
Well, I think we are marketing that facility as well. And as you know, we have the option to discontinuing that project because it is a leased facility.
Kevin Campbell — Avondale Partners — Analyst
So if one of these counties or federal agencies doesn’t express an interest after several months sort of marking the facility, then perhaps you would look to go that option? What is the monthly rent there, or quarterly rent, or annual?
Brian Evans — Geo Group Inc — SVP, CFO
It’s, the total care and cost for that facility including the rent and property taxes is less than a $0.01 per year, I think, or less than $1 million.
Kevin Campbell — Avondale Partners — Analyst
Okay, great. Thank you.
Operator
We have no further questions at this time. I will now turn the call over to George Zoley for any closing remarks.
George Zoley — Geo Group Inc — Chairman, CEO
Thanks to everyone for joining us today. We look forward to addressing you in the next call.
Operator
Thank you for your participation in today’s conference. This concludes the presentation. Everyone may now disconnect. Have a great day.